Consent of Independent Registered Public Accounting Firm

We consent to the use of our report, dated September 16, 2020, with respect to the financial statements and financial highlights of PGIM Government Money Market Fund, a series of Prudential Government Money Market Fund, Inc., as of July 31, 2020, and for the respective years presented therein, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

September 27, 2021